AMENDMENT TO THE ARTICLES OF
                    INCORPORATION AND BY LAWS OF
                    CLARKS FORK OIL & GAS, INC.
                    CORPORATION NUMBER 200440

WHEREAS the Secretary of State for the State of Michigan issued a charter on Feb 25, 1981 constituting and creating CLARKS FORK OIL COMPANY, INC.

AND WHEREAS on June 3, 1988 the then president and Secretary of the company Mr. R.W. McKamy, filed an amendment to Article 1 of the Articles of Incorporation changing the name of the Corporation to CLARKS FORK OIL & GAS, INC. AND AMENDED Article 111 to change the capitalization and article V to change the Directors of the corporation.

AND WHEREAS the Director for the State of Michigan, Department of Commerce issued a certification dated December 20, 1988 certifying that the company was in good standing as of that date.

AND WHEREAS by an agreement dated December 19, 1989 with a closing on Jan 31, 1990 a change in the voting control of CLARKS FORK OIL & GAS, INC. became effective.

AND WHEREAS on the authorization of Article VII of the Articles of Incorporation of CLARKS FORK OIL & GAS, INC. the following resolutions were signed and passed by over 90% of the issued shares as follows:

BE AND IT IS HEREBY RESOLVED

THAT the Directors and Officers of the company until the next annual meeting of the shareholders shall be:
RICHARD H. WESLEY Ph D.       - Houston, Texas    -Chairman and Director
ORVILLE V. BURKINSHAW         - Calgary, Alberta  -President, CEO and Director
ROBERT H. O'CONNOR Bs C       - Calgary, Albert   -Treasurer and Director
MARILYN MACDONALD     - Calgary, Alberta     -Secretary

AND THAT article IV should now read - "The address of the registered office is suite 900 150 West Jefferson, Detroit, Michigan 48226" and The mailing address of the registered office is the same as above and The name of the resident agent at the registered office is - Morris Milmet.

AND THAT Article 11 section 1 be deleted from the By Laws of CLARKS FORK OIL
& GAS, INC., and in its place the following by law inserted that shall read ANNUAL MEETING - The annual meeting shall be held each year within 90 days after the company fiscal year end on a convenient date, time and place selected by the Directors for the election of a board of Directors and for the transaction of such other business as may properly come before the meeting

AND THAT article 11 section 7 be deleted from the by laws of CLARKS FORK OIL
& GAS, INC. and in its place a by law be inserted that shall read QUORUM - A majority of the outstanding shares present at a duly called annual meeting of shareholders of the company represented in person or by proxy shall constitute a quorum

AND THAT article 11 seciton11 (eleven) be deleted from the by laws of CLARKS FORK OIL & GAS, INC. and any reference to cumulative voting as it may appear in any other by law of the company.

AND THAT article 111 section 2 be deleted from the by laws of CLARKS FORK OIL & GAS, INC. and in its place the following by law be inserted that shall read; READ - The number of Directors of the corporation shall be not less than three or more than 7. The number of Directors may be increased or decreased from time to time by an amendment to these by laws. Any increase of Directors shall be considered a vacancy to be filled by the remaining Directors until the next regular annual meeting of shareholders or a special meeting duly called for that purpose and held prior thereto or by acting upon Article v11 of the company Articles of Incorporation.

The President and Secretary certify that the above resolutions were signed and passed by the holders of over 90% of the issued shares in person or by proxy and that they have complied in all respects with the provisions of Act 284, Public Acts of 1972, the Business Corporation Act of Michigan to the best of their knowledge and belief.

WHEREFORE the Said President and Secretary prays that the Articles of Incorporation and the By-Laws of CLARKS FORK OIL & GAS, INC. be so amended.

Dated at the City of Calgary this 20th day of February, 1990.

/s/ Marilyn MacDonald                   /s/ Orville V. Burkinshaw
Marilyn MacDonalds, Secretary           Orville V. Burkinshaw, President

                      AFFIDAVIT OF EXECUTION

Canada                           }    I. E. Ann Wilton LLC, CMA
Providence of Alberta    }    of the City of Calgary
To Wit:                           }    in the Province of Alberta, Canada, make
                                                  oath and say:
     1. That I was personally and did see Marilyn MacDonald & Orville Burkinshaw named in the within instrument, who are personally known to me to be the persons named therein, duly sign and execute the same for the purpose named therein.
     2. That the same was executed at the city of Calgary in the Province of Alberta and that I am the subscribing witness thereto.
     3. That I know the said Marilyn MacDonald & Orville Burkinshaw and each is in my belief of the full age of eighteen years.

    Sworn before me at Calgary         }
       in the Province of Alberta         }    /s/ E. Ann Wilton
this 20th day of February AD 1990  }